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GeoEye Completes Multi-Million Dollar NextView Contract Modification with National
Geospatial-Intelligence Agency

Service Level Agreement Established for Increased Satellite Imagery Purchases

DULLES, Va. (Dec. 10, 2008) – GeoEye, Inc. (NASDAQ: GEOY), a premier provider of satellite, aerial and geospatial information, announced today it has finalized a Service Level Agreement (SLA) modification to the company’s existing NextView contract with the National Geospatial-Intelligence Agency (NGA). The value of the SLA is $12.5 million per month for a period of one year.

GeoEye will provide satellite imagery products to the NGA under this agreement beginning with the commencement of commercial operations of its GeoEye-1 satellite. GeoEye-1 is undergoing final calibration and alignments. GeoEye expects to start selling GeoEye-1 products soon. The SLA also includes imagery from the Company’s IKONOS satellite.

Bill Wilt, GeoEye’s vice president of North American sales, said, “This agreement gives NGA a predictable supply of the world’s highest resolution commercial satellite imagery and will give us a stable and predictable revenue stream from the NGA over the next year. We are looking forward to follow-on purchases beyond the current Nextview contract and to working with the government in more fully integrating commercial imagery into the national imagery architecture.”

Erol Morey, GeoEye’s NextView program director, said, “This service-oriented imagery acquisition model optimizes imagery collection opportunities for our constellation of satellites. It also focuses and measures our performance, reduces administrative overhead and enables us to provide the most cost-effective solutions to the NGA.”

This contract, together with GeoEye’s recent modifications to its business model for international commercial affiliates, will enable the Company to be much more operationally responsive in meeting the imagery requirements of the NGA through its NextView program. The program is designed to ensure that the NGA has access to commercial imagery in support of its mission to provide timely, relevant and accurate geospatial intelligence in support of national security.

About GeoEye

GeoEye is the premier provider of geospatial information for the national security community, strategic partners, resellers and commercial customers to help them better map, measure and monitor the world. The Company is recognized as the industry’s trusted imagery expert for delivering reliable service and the exceptional quality of its imagery products and solutions. It operates a constellation of Earth imaging satellites, mapping aircraft and has an international network of ground stations, a robust imagery archive, and advanced imagery processing capabilities for developing innovative geospatial products and solutions. On Sept. 6, 2008, GeoEye launched its GeoEye-1 satellite, which is the world’s highest resolution and most accurate commercial imaging satellite. The Company also provides support to academic institutions and non-governmental organizations through the GeoEye Foundation. Headquartered in Dulles, Virginia, GeoEye is a public company listed on the NASDAQ stock exchange under the symbol GEOY. It maintains a comprehensive Quality Management System (QMS) and has achieved company-wide ISO accreditation. For more information, visit http://www.geoeye.com/.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Securities Exchange Act of 1934, as amended. Statements including words such as “anticipate”, “believe”, or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. GeoEye’s actual financial and operational results could differ materially from those anticipated. Additional information regarding these risk factors and uncertainties is described more fully in the Company’s SEC filings. A copy of all SEC filings may be obtained from the SEC’s EDGAR web site, http://www.sec.gov/, or by contacting: William L. Warren, Senior Vice President, General Counsel and Secretary, at 703-480-5672.

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